Exhibit (h.22)

FUND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of this 1st day of September, 2004, by and between Marshall Funds, Inc., a Wisconsin corporation (the “Corporation”), and Investors Bank & Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of common stock (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Corporation and the Bank desire to enter into an agreement pursuant to which the Bank shall provide fund accounting services to those certain investment portfolios of the Corporation listed on Appendix A hereto (each hereinafter, a “Fund”), as such Appendix A may be amended from time to time.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment

The Corporation hereby appoints the Bank as fund accountant of the Fund for the period and on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Services as Fund Accountant

(a) Subject to the direction and control of the Corporation’s Board of Directors and utilizing information provided by the Corporation and its current and prior agents and service providers, the Bank will: (1) calculate daily net asset values of the Fund (i) in accordance with the Corporation’s operating documents and valuation procedures adopted by the Board of Directors as provided to the Bank, (ii) based on security valuations provided or directed by the Corporation, the Corporation’s investment adviser, and pricing service(s) as provided herein, and (iii) based on expense accrual amounts provided by the Corporation or a representative or agent of the Corporation; (2) maintain all general ledger accounts and related sub-ledgers needed as a basis for the calculation of the Fund’s net asset value; and (3) communicate at an agreed-upon time the net asset values for the Fund to parties as agreed upon from time to time. The duties of the Bank shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Bank hereunder.

(b) The Directors of the Corporation shall cause the officers, directors, investment adviser(s) and sub-advisers, legal counsel, independent accountants, administrator, transfer agent, and other service providers and agents, past or present, for the Fund to cooperate with the Bank and to provide the Bank with such information, documents and advice relating to the Fund and the Corporation as necessary and/or appropriate or as requested by the Bank, in order to enable the Bank to perform its duties hereunder. In connection with its duties hereunder, the Bank shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Bank by an officer or representative of the Fund or by any of the aforementioned persons (“Authorized Persons”). The Bank shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Corporation. The Bank shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof from the Corporation. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

(c) To the extent required by Rule 31a-3 under the 1940 Act, the Bank hereby agrees that all records which it maintains for the Corporation pursuant to its duties hereunder are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation’s request. Subject to the terms of Section 6, and where applicable, the Bank further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which are maintained by the Bank for the Corporation.

(d) The Bank shall employ one or more pricing services, as directed by the Corporation, to determine valuations of portfolio securities. The Corporation shall identify to the Bank the pricing service(s) to be utilized on behalf of the Corporation. The Bank shall value the securities at prices provided by such services. For those securities where prices are not provided by the pricing service(s) utilized by the Bank, the Corporation shall approve, in good faith, the method for determining the fair value of the securities. The Corporation’s investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Bank the resulting prices for use in connection with its marking to market the value of the Fund’s portfolio securities. The Bank is authorized to rely on the prices provided by such service(s) or by the Corporation’s investment adviser(s) or other authorized representative of the Corporation without investigation or verification.

(e) The Corporation’s Board of Directors and the Fund’s investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT ACT of 2002, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. The Bank’ monitoring and other functions hereunder shall not relieve the Board and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

3.	Fees; Delegation; Expenses

(a) For the services rendered by the Bank hereunder, the Corporation will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Corporation will also pay or reimburse the Bank from time to time for any necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein.

(b) Fees and expenses will be calculated monthly. Fees and expenses owed to the Bank for any month may be charged against any cash balance held by the Corporation beginning on the first (1st) business day after the end of such month based on information then available. Fees charged to an account may result in an overdraft that will be subject to normal interest charges. The Corporation will have thirty (30) days after the receipt of an invoice to dispute any charge that appears on such invoice. After such thirty (30) day period, the invoice will be deemed to be complete and accurate and may no longer be disputed.

(c) The Bank shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: security pricing services; outside auditing and legal expenses; expenses in connection with the electronic transmission of documents and information; research and statistical data services; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.

4.	Proprietary and Confidential Information

the Bank agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records relative to the Fund’s shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Bank may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Corporation. In case of any requests or demands for inspection of the records of the Fund, the Bank will endeavor to notify the Corporation promptly and to secure instructions from a representative of the Corporation as to such inspection. Records and information which have become known to the public through no wrongful act of the Bank or any of its employees, agents or representatives, and information which was already in the possession of the Bank prior to receipt thereof, shall not be subject to this paragraph.

5.	Limitation of Liability

(a) The Bank shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Corporation or any third party in connection with the matters to which this Agreement relates, except for a loss resulting from the Bank’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Bank shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Bank from an officer or representative of the Corporation, or from a representative of any of the parties referenced in Section 2, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Corporation’s investment adviser(s) or representatives of the Corporation, or (iii) any action taken or omission by the Fund, the Corporation, investment adviser(s) or any past or current service provider.

(b) the Bank assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. The Bank will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(c) The Corporation agrees to indemnify and hold harmless the Bank, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) the Bank’s actions or omissions except to the extent a Claim resulted from the Bank’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Bank’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, security valuations, records and documents received by the Bank from any party referenced in Section 2 hereof or other representative or agent of the Corporation, or (iii) any action taken by or omission of the Corporation, investment adviser(s) or any past or current service provider.

(d) In no event and under no circumstances shall the Bank, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(e) The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.	Term

(a) The term of this Agreement shall be three years commencing upon the date hereof (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, this Agreement may be terminated at any time without penalty upon sixty (60) days written notice delivered by either party to the other by means of registered mail, and upon the expiration of such sixty days this Agreement will terminate.

Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.

(b) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund or the Corporation, the Bank shall deliver the records of the Fund and/or Corporation as the case may be, in the form maintained by the Bank (to the extent permitted by applicable license agreements) to the Corporation or person(s) designated by the Corporation, and thereafter the Corporation or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Corporation shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting agent, including all reasonable trailing expenses incurred by the Bank. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Corporation or the Fund, and the Corporation requests the Bank to provide additional services in connection therewith, the Bank shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.	Non-Exclusivity

The services of the Bank rendered to the Corporation are not deemed to be exclusive. The Bank may render such services and any other services to others, including other investment companies. The Corporation recognizes that from time to time directors, officers and employees of the Bank and its affiliates may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Bank or its affiliates may enter into other agreements with such other entities.

8.	Governing Law; Invalidity

This Agreement shall be governed by Massachusetts law without regard to its conflicts of laws rules. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Bank shall be sent to Investors Bank & Trust Company, 200 Clarendon Street, 16th Floor, Boston, MA 02116, Attention: Geoffrey M. O’Connell, with a copy to John Henry, General Counsel, and notice to the Corporation shall be sent to Marshall Funds, Inc., 1000 North Water Street, Milwaukee, WI, 53202, Attention: John Blaser, President.

10.	Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.	Miscellaneous

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

MARSHALL FUNDS, INC.
(the “Corporation”)

By:	/s/ John M. Blaser
Title:	President

INVESTORS BANK & TRUST COMAPNY
(the “Bank”)

By:	/s/ Robert D. Mancuso
Title:	Senior Vice President

Appendix A

to the

Fund Accounting Agreement

by and between

Marshall Funds, Inc.

and

Investors Bank & Trust Company

Portfolios

•	Marshall International Stock Fund